Exhibit 2.3

Deed-Role-No.: ___________/1998

                AGREEMENT OF PURCHASE AND TRANSFER OF GMBH SHARES

                          dated as of November 19, 1998

                                      among

                              DATA I/O CORPORATION,

                        DATA I/O EUROPEAN OPERATIONS GMBH

                                       and
                        SHAREHOLDERS OF SMS HOLDING GMBH
                            SET FORTH IN SECTION 1.1

                                   Today this
            nineteenth day of November nineteen hundred ninety eight
                                 - 19.11.1998 -

                               Appeared before me,
                               Dr. Michael Bohrer

Notary with the official seat in 80333 Munich and, the office Briennerstr. 25, in the premises Briennerstr. 22, 80333 Munich:

      1. Dr. Thomas Schulz, born: 05.10.1963, business address: Brienner Stra(beta)e 22, 80333 Munich, here not acting in his own name, but in the name of

         (a) Data I/O European Operations GmbH, a German limited liability company with its registered place of business in Grafelfing (HRB Munich 103439) (,,Purchaser"), subject to the attached power of attorney dated 19.11.1998

         (b) Data I/O Corporation, a Washington corporation (,,DAIO"), subject to the attached power of attorney dated 18.11.1998.

         The powers were presented in fax copy. The originals of the powers shall be sent to the Notary.

      2. Gotz Steudel, born: 27 April 1942, residing at: Im Morgental 13, D-88145 Hergatz, identified by German Identity Card No.:
         9336025222, here acting

         (a) in his own name,

         (b) as well as in the name of

         - Bernd Steudel, born: 21 July 1967, residing at: Marschallstr. 11, D-40477 Dusseldorf,

         - Daniel Steudel, born: 23 September 1973, residing at:
           Im Morgental 13, D-88145 Hergatz,

subject to the attached powers of attorney dated 14.11.1998.

      3. Antoine Issaverdens, born: 20 November 1941, residing at: 24, Hameau Boileau, F-75016 Paris, personally known to me, here acting

         (a) on his own name, as well as

         (b) in the name of

         - Nicolas ver Hulst, born: 21 August 1953, residing at: 20, Cite Malesherbes, F-75009 Paris,

         - Dominique Peninon, born: 21 February 1948, residing at: 38, Rue Guersant, F-75017 Paris,

         - Mrs. Florence Fesnau, born: 16 February 1962, residing at: 89, Avenue Emile Zola, F-75015 Paris,

         - Fonds Commun de Placement a Risque Alpha Ventures IV, a French partnership (,,Alpha IV"),

         - Fonds Commun de Placement a Risque Alpha Ventures V, a French partnership (,,Alpha V"),

         - Ste civile FINAB, a French civil law partnership (,,Finab") (registered at the Paris Commercial Register D 348 155 508),

         - Helmut Adamski, born: 19 October 1960, residing at: Am Engelberg 30, D-88239 Wangen,

         - Hans Schlegel, born: 06 February 1961, residing at: Fichtenstr. 19, D-88907 Eriskirchen-Schussenreute,

         - Roland Schuler, born: 03 October 1964, residing at: Schulthei(beta)- Trenkle-Str. 9, D-88239 Wangen,

         - Jurgen Tschogl, born: 08 May 1968, residing at: Hopfenstrasse 10, D-85368 Moosburg,

subject to the attached powers of attorney. Mr. Adamski's power was presented in fax copy. The original of this power shall be sent to the Notary. (Messrs. G. Steudel, B. Steudel, D. Steudel, Adamski, Schlegel, Schuler, Tschogl, ver Hulst, Peninon and Issaverdens, and Mrs. Fesnau, together with Alpha IV, Alpha V and Finab are jointly referred to as ,,Shareholders" and individually referred to as a ,,Shareholder.")

The Appeared requested the notarization of the following declarations:

                           AGREEMENT (,,AGREEMENT") OF
                      PURCHASE AND TRANSFER OF GMBH SHARES

                                    RECITALS

         A. Shareholders own beneficially and of record 100% of the issued and outstanding nominal share capital of Company (as defined in Section 1.1).

         B. DAIO desires to purchase, and Company desires to sell, the business and assets of Company related to the design, development, manufacture, sale or distribution of any device or system used to program programmable integrated circuits (,,IC Programmer Products Business") in a series of three transactions.

         C. In the first transaction, prior to execution of this Agreement DAIO purchased all of the intellectual property and related rights of SMS-Mikrocomputer-Systeme GmbH, a wholly-owned subsidiary of Company registered with the Commercial Registry at the Amtsgericht [local court] Ravensburg under number HRB 585W (,,Mikrocomputer"), pursuant to the ,,Subsidiary Technology Purchase Agreement" (Deed No. _______/1998 of the acting notary). In the second transaction, prior to the execution of this Agreement DAIO purchased all of the Excalibur intellectual property and related rights currently being developed by Company and Company retained a license to such Excalibur intellectual property in Germany, Austria, Lichtenstein and the predominantly German-speaking portions of Switzerland and Italy pursuant to the ,,Excalibur Technology Purchase Agreement" (Deed No. _______/1998 of the acting notary) which, together with the Subsidiary Technology Purchase Agreement, are referred to as the ,,Related Agreements."

         D. In the third transaction, after execution of the Related Agreements, Purchaser desires to purchase, and Shareholders desire to sell, all of the shares of Company's nominal share capital owned by Shareholders on the terms and conditions set forth in this Agreement.

                                    AGREEMENT


1.   COMPANY; PURCHASE AND SALE OF SHARES

     1.1 The Shares. SMS Holding GmbH ("Company") is registered with the Commercial Registry at the Amtsgericht [local court] Ravensburg under number HRB 596W with a nominal share capital in the amount of DM 1,500,000. The registered seat of Company is Wangen (Allgau). This nominal share capital is being held as follows:


 Gotz Steudel:    with shares in the nominal amount of           DM 200,000.
                                                                 DM  31,700.
                                                                 DM 127,000.
                                                                 DM   6,300.
 Bernd Steudel:   with shares in the nominal amount of           DM   5,800.
                                                                 DM  23,000.
                                                                 DM   1,200.
 Daniel Steudel:  with shares in the nominal amount of           DM   5,800.
                                                                 DM  23,000.
                                                                 DM   1,200.
 Helmut Adamski:  with shares in the nominal amount of           DM  20,200.
                                                                 DM  81,000.
                                                                 DM   3,800.
 Hans Schlegel:   with shares in the nominal amount of           DM   5,800.
                                                                 DM  23,000.
                                                                 DM   1,200.
 Roland Schuler:  with shares in the nominal amount of           DM   5,800.
                                                                 DM  23,000.
                                                                 DM   1,200.
 Jurgen Tschogl:  with shares in the nominal amount of           DM   1,400.
                                                                 DM   5,600.
                                                                 DM     500.
 Nicolas ver Hulst:  with a share in the nominal amount of       DM   8,300.
 Dominique Peninon:  with a share in the nominal amount of       DM   4,100.
 Antoine Issaverdens:  with shares in the nominal amount of      DM   2,100.
                                                                 DM   1,000.
 Mrs. Florence Fesnau:  with a share in the nominal amount of    DM   3,100.
 Alpha IV:  with shares in the nominal amount of                 DM   6,800
                                                                 DM 166,600.
 Alpha V:  with shares in the nominal amount of                  DM  27,900.
                                                                 DM  60,400.
                                                                 DM  86,700.
                                                                 DM 260,000.
                                                                 DM 260,000.
 Finab:  with shares in the nominal amount of                    DM   6,500.
                                                                 DM   4,000.
                                                                 DM   2,000.
                                                                 DM   1,500.
                                                                 DM   1,500.
     The share capital has been fully paid up.


     1.2 Purchase and Sale. Shareholders do hereby sell all outstanding shares in Company (the ,,Shares"), as described in Section 1.1 (a) - (n) with a nominal value of DM 1,500,000, to Purchaser. Shareholders do hereby transfer all right, title and interest in all of the Shares to Purchaser. Purchaser does hereby accept said sales and said transfers.

     1.3 Agreements Relating to Transfer. Relating to all the above sales and transfers, the parties agree as follows:

          (a) All sales and transfers shall be effected with economic effect as of the date hereof.

          (b) The profits for the year 1998 for Company will be attributed to Purchaser. As far as profits for previous years have not been distributed among Shareholders, those profits shall also be due to Purchaser.

          (c) The transfer of the Shares under this Agreement is subject to the condition precedent of the payment of the purchase price as set forth in
Section 1.4. Representative will infrom the Notary in writing as soon as the conditon has been fulfilled.

          (d) Each Shareholder hereby consents to the sales and transfers described in Section 1.2 and hereby waives any and all rights relating to any rights of consent, first refusal, bring-along and any other right such Shareholder may have in relation to the Shares according to law or otherwise, including but not limited to, any rights covered by Section 10 of the articles of association of Company, and such waiver is hereby accepted by all Shareholders entitled to do so.

     1.4  Purchase Price.

          (a) The aggregate purchase price to be paid by Purchaser or DAIO to Shareholders for the Shares (the ,,Purchase Price") is US$2,268,337.42. The Purchase Price is equal to US$3,825,000 minus the difference, if any, obtained by subtracting from the Liabilities (as hereinafter defined) of Company and its subsidiaries (,,Subsidiaries") as of September 30, 1998 the Transfer Value (as hereinafter defined) of Company and its Subsidiaries as of September 30, 1998 and applying an exchange rate of 1.65 DM per US$1.00, minus the Estimated Company Expenses (as defined in Section 7.3(b)), minus the amount paid to Alliant Partners under Section 1.5(a)(iii). The ,,Liabilities" shall be the total liabilities of Company and its Subsidiaries (including without limitation, any Shareholder debt) as calculated on the basis of the unaudited balance sheet dated September 30, 1998 of Company and its Subsidiaries (the ,,September Balance Sheet") as attached in Schedule 2.6(a)(ii). The ,,Transfer Value" shall be DM 3,032,846.84, calculated as the sum of (i) the amount of Company's cash at September 30, 1998 plus the amount of Company's accounts receivable at September 30, 1998, net of applicable reserves, plus (ii) the book value of all inventory at September 30, 1998 which is used in the business of Company in the ordinary course, net of applicable reserves, plus (iii) the book value of all property, plant and equipment owned by Company and its Subsidiaries at September 30, 1998, plus (iv) those prepaid expenses and deposits recorded on Company's books at September 30, 1998, plus (v) one-half of the DM 375,000 dividend to be paid by Mikrocomputer to Company. Liabilities, Transfer Value and appropriate reserves were determined in accordance with generally accepted accounting principles in Germany as in effect from time to time (,,GoB") consistently applied.

          (b)  The calculation of the Purchase Price, which is as set forth in
Schedule 1.4, excludes any amounts paid by DAIO pursuant to the Related Agreements. The amounts paid by Purchaser or DAIO on behalf of Company described in Sections 1.5(a)(i) and (ii) shall reduce the amount payable by DAIO to Company under Section 1.3 of the Excalibur Technology Purchase Agreement.

          (c) Concurrent with the execution of this Agreement, Purchaser or DAIO does herewith pay the Purchase Price to Alpha Associes S.A., acting as representative for Shareholders (,,Representative"), in U.S. Dollars, by certified or cashier's check to be distributed by Representative to Shareholders in accordance with Section 1.6. Shareholders hereby expressly agree that the appeared Mr. Issaverdens is authorized to collect such check for Shareholders.

     1.5  Additional Payments.

          (a)  In addition to payment of the Purchase Price as described in
Section 1.4, concurrent with the execution of this Agreement, Purchaser or DAIO does herewith:

              (i) pay, on behalf of Company, to Representative DM 2,257,475, representing the aggregate amount of principal and accrued interest payable by Company to Alpha IV, Alpha V, Finab, Messrs. Peninon, ver Hulst, Issaverdens and Mrs. Fesnau (the ,,Alpha Payees") by certified or cashier's check in U.S. Dollars made payable to Representative (it being understood and agreed by the parties that if there is any difference due to the conversion of such amount from U.S. Dollars into Deutschmarks, the respective party will pay such difference to the other party within 15 days from the date hereof), and Shareholders hereby expressly agree that the appeared Mr. Issaverdens is authorized to collect such check for Shareholders;

              (ii)  pay, on behalf of Company, to Mrs. Wiltrud Steudel
DM 451,837, representing the balance of the purchase price and accrued interest owed by Company for the shares of stock purchased by Company from Mrs. Steudel by certified or cashier's check in U.S. Dollars made payable to Mrs. Steudel (it being understood and agreed by the parties that if there is any difference due to the conversion of such amount from U.S. Dollars into Deutschmarks, the respective party will pay such difference to the other party within 15 days from the date hereof), Mr. Steudel expressly declares that he is authorized to collect the check for Wiltrud Steudel; and

              (iii) pay to Alliant Partners Palo Alto, CA, USA US$188,886.00, in U.S. Dollars, by certified or cashier's check made payable to Alliant Partners.

          (b) In addition to payment of the amounts described in Sections 1.4 and 1.5(a), after the date hereof Purchaser will pay the Company Expenses
(as defined in Section 7.3(a)) to the third parties owed such Company Expenses when such Company Expenses are due in accordance with their terms.

          (c) Concurrent with the execution of this Agreement, Representative, on behalf of the Alpha Payees, in its attached receipt and release dated the date hereof substantially in the form of Exhibit 1.5(c)(i), has acknowledged that upon its receipt of the amount described in (a)(i) above, the Alpha Payees shall have no further claims or rights whatsoever against Company or its Subsidiaries, and Mrs. Steudel, in her attached receipt and release dated the date hereof in the form of Exhibit 1.5(c)(ii), has acknowledged that upon her receipt of the amount described in (a)(ii) above, she shall have no further claims or rights whatsoever against Company or its Subsidiaries.

     1.6 Distribution by Representative. Alpha Associes S.A. is hereby irrevocably constituted and appointed by each Shareholder as the representative of Shareholders through whom all actions on behalf of Shareholders relating to this Agreement after the date hereof, including those acts as are required, authorized or contemplated by Sections 1.4, 1.5, 1.6 and 6 hereof, shall be made or directed, and hereby acknowledges that Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement on behalf of Shareholders and to receive notice on behalf of Shareholders under this Agreement. Shareholders further acknowledge that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the dissolution, disability, death or incompetency of any or all of Shareholders. Without limiting the generality of the foregoing, Representative is authorized, in its sole discretion, to dispute, refrain from disputing, consent to, assume the defense of, arbitrate, litigate or settle any claims for indemnification under Section 6 and to negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under, and make any determinations under Section 6, and to sign any releases or other documents with respect to such dispute or remedy. Shareholders shall be bound by all notices received, agreements and determinations made by and documents executed and delivered by Representative under this Agreement. Representative has declared that it accepts its appointment and authorization to act as Representative on behalf of Shareholders in accordance with the terms of this Agreement. Shareholders shall be solely responsible for instructing Representative to split the amount paid to Representative pursuant to Section
1.4 among Shareholders in accordance with their respective pro rata shareholdings in the aggregate share capital of Company as set forth in Section
1.1. Neither Purchaser nor DAIO shall have any liability or responsibility for any breach by Shareholders or Representative of its obligations under this
Section 1.6.

2.   REPRESENTATIONS AND WARRANTIES RELATING TO COMPANY

     As used in this Agreement, ,,knowledge" or ,,best knowledge" of a Shareholder shall be deemed to be the actual knowledge of each other Shareholder and Company's managing director (Geschaftsfuhrer). At the time of execution of this Agreement (or at such other time expressly set forth in a particular representation and warranty in this Section 2), each Shareholder, severally, but not jointly, hereby represents and warrants (in the form of selbstandige Garantieversprechen) to Purchaser as follows, it being understood and agreed by Shareholders that the representations and warranties contained in this Section 2 are the basis upon which DAIO has entered into each of the Related Agreements:

     2.1 Corporate Existence and Power. Each of Company and its Subsidiaries is a duly organized and validly existing entity under the laws of its jurisdiction of incorporation or formation; has all corporate power and authority to conduct its business as now conducted; and is duly qualified to transact business as aforeign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Attached as
Schedule 2.1(a) and Schedule 2.1(b) are true and correct copies of the local trade registry excerpt for Company and the articles of association of Company, respectively. Both of such documents correctly show the present status of Company and no application to the commercial register is pending with respect to Company or any Subsidiary.

     2.2 Authority. The execution, delivery and performance by Company and Mikrocomputer of the Related Agreements to which it is a party, and the consummation of the transactions contemplated thereby at the time of their execution were within Company's and Mikrocomputer's corporate power and were duly authorized by all necessary corporate actions on the part of Company and Mikrocomputer, as the case may be, and their respective shareholders. Each Related Agreement to which Company or Mikrocomputer is a party when executed and delivered by it was a valid and binding obligation of Company or Mikrocomputer, as the case may be, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to creditors' rights generally and by general equitable principles.

     2.3 No Conflict. Except as set forth on Schedule 2.3, the execution, delivery and performance by Company and Mikrocomputer of each Related
Agreement to which it is a party, and the consummation by Company and Mikrocomputer of the transactions contemplated thereby did not and will not: (a) contravene or conflict with its respective articles of association or the internal regulations of its management; (b) contravene or conflict with or constitute a material violation of any provision of any German law, rule, regulation, order, judgment, injunction or decree binding upon or applicable to Company, any Subsidiary or any of their respective property or assets; (c) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Company or any Subsidiary or to a loss of any benefit to which Company or any Subsidiary is entitled under any provision of any material contract, agreement or understanding binding upon Company or any Subsidiary or to which Company or any Subsidiary is a party by which Company, any Subsidiary or any of their respective assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or violate any material license, franchise, permit or other similar authorization held by Company or any Subsidiary; (d) result in the creation or imposition of any material lien, security interest, charge or encumbrance of any nature on any property of Company or any Subsidiary; or (e) give to others any material interest or rights, including rights of termination, acceleration or cancellation, in or with respect to any Contract (as defined in Section 2.16) or any agreement by which any of the property or assets of Company or any Subsidiary is bound.

     2.4 Capitalization. The nominal share capital of Company consists of the shares as set forth in Section 1.1. All of the shares of nominal share capital of Company have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights of subscription, rights of first refusal or similar rights arising by law or under the articles of association of Company or any agreement to which Company is a party. Except as set forth in Schedule 2.4, no repayments of capital have been made, nor have any hidden profit distributions been made relating to the shares of Company or any Subsidiary. There are no silent interests, loans with profit participation, special participation or other rights which grant an entitlement in respect of profits or liquidation proceeds of Company or its Subsidiaries. Except as set forth on Schedule 2.4, there are no outstanding preemptive, conversion or other rights, liens, options, warrants or agreements granted or issued by or binding upon Company, any Subsidiary or any Shareholder for the purchase or acquisition of any shares of capital stock of Company (or any Subsidiary) or any other securities convertible into, exchangeable for or evidencing the right to acquire or dispose of any shares of such capital stock. All outstanding shares of capital stock, convertible securities, rights, options and warrants of Company are owned by Shareholders in the numbers specified in Section 1.1. Except as required in the articles of association (or articles of incorporation, as the case may be) of Company or any Subsidiary (the ,,Articles"), neither Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options. Neither Company nor any Subsidiary is a party to any agreement granting registration rights to any person with respect to equity or debt securities of Company or any Subsidiary. Except as set forth in any of the Articles, none of Company, any Subsidiary or any Shareholder is a party to, and has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of Company or any Subsidiary. All outstanding securities of Company and each Subsidiary have been issued and, at the date hereof, the Shares will have been sold and transferred to Purchaser in compliance with applicable securities laws of Germany.

     2.5 Subsidiaries. Company does not have any branches, affiliates or subsidiaries except as set forth on Schedule 2.5(a). Company is the sole legal and beneficial owner of each Subsidiary. All outstanding shares of capital stock, convertible securities, rights, options and warrants of each Subsidiary are owned by Company as specified on Schedule 2.5(a), free and clear of any mortgages, pledges, charges, liens, security interests, assessments, taxes or other encumbrances (,,Liens"). Attached as Schedule 2.5(b), Schedule 2.5(c)(i) and Schedule 2.5(c)(ii) are true and correct copies of the local trade registry excerpt for Mikrocomputer, the Articles of Mikrocomputer and the Articles of each other Subsidiary, respectively. All of such documents correctly show the respective present status of each Subsidiary. All of the shares of nominal share capital of Mikrocomputer and all of the shares of capital stock of each other Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights of subscription, rights of first refusal or similar rights arising by law or under such Subsidiary's Articles or any agreement to which Company or such Subsidiary is a party. No repayments of capital have been made, nor have any hidden profit distributions been made relating to the shares of any Subsidiary. Company does not own, control, hold or have any rights or options to subscribe for, purchase or acquire, whether directly or indirectly, any shares of stock, partnership interest, join venture interest, equity participation or any other security or interest in any other person or entity other than the Subsidiaries.

     2.6  Financial Statements.

          (a)  As set forth on Schedule 2.6(a)(i) and Schedule 2.6(a)(ii), the
(i) audited balance sheet of Company and its Subsidiaries for the fiscal year ended December 31, 1997 (the ,,1997 Balance Sheet") and the related income statements of Company and its Subsidiaries for such year, and (ii) the September Balance Sheet and the related income statements of Company and its Subsidiaries for such nine (9)-month period (collectively, the ,,Financial Statements"), respectively, are true and complete in all material respects and accurately and fairly present the asset, liability, financial and revenue positions of Company and its Subsidiaries, including without limitation, the tax and social security premiums relating to Company and its Subsidiaries, at such dates and for the periods indicated. The Financial Statements were prepared in accordance with the relevant statutory provisions prevailing from time to time, the Articles of Company and GoB consistently applied, except, in the case of the interim financial statements referenced above, for the absence of footnote disclosures (that, if presented, would not materially differ from those included in the 1997 Balance Sheet). No financial statements of any person or entity other than Company and its Subsidiaries are required by GoB to be included in the financial statements of Company.

          (b) Except as set forth on Schedule 2.6(b), neither Company nor any Subsidiary had on September 30, 1998, any obligations or liabilities of any nature (whether known or unknown and whether fixed or contingent, including without limitation, any tax liabilities due or any obligation of Company or any Subsidiary to supply products or services for which there is not a corresponding liability recorded in the September Balance Sheet) that were not fully disclosed, reflected or reserved against in the September Balance Sheet. Company and each Subsidiary has maintained since September 30, 1998 a system of accounting established and administered in accordance with GoB.

     2.7 Actions Pending. Except as set forth on Schedule 2.7, there is no action, suit, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened before any administrative or arbitration or civil court, against Company, any Subsidiary or any of their respective property or assets, and such Shareholder is not aware of any events which might form the basis for any such action, suit, investigation or proceeding. There are no outstanding orders, judgments, writs or decrees against Company or any Subsidiary.

     2.8 Required Consents. Except as set forth on Schedule 2.8, at the time of execution of this Agreement or any Related Agreement there are (or were) no consents, approvals, authorizations, orders, registrations or qualifications of or with any person, court, regulatory authority or governmental body which are (or were) required for the consummation of the transactions contemplated by this Agreement or any Related Agreement.

     2.9 Taxes. Company and each Subsidiary have accurately prepared and timely filed all tax returns and social insurance contribution declarations required by applicable law to be filed by them. Neither Company nor any Subsidiary has failed to timely pay any taxes, social insurance liabilities or assessments. The September Balance Sheet includes adequate reserves for all taxes and social insurance liabilities accrued but not yet payable on September 30, 1998. Except as set forth on Schedule 2.9, no tax returns of Company or any Subsidiary are currently being audited by any taxing authorities, and such Shareholder is not aware of any threatened or pending audits. No deficiency assessment with respect to or proposed adjustment of Company's or any Subsidiary's taxes or social insurance liabilities is pending or, to the best knowledge of such Shareholder, threatened. Additional payments of taxes and/or social security premiums due to tax and/or social security audits relating to Company and its Subsidiaries for the period through September 30, 1998 which were not fully disclosed, reflected or provided for in the September Balance Sheet shall be borne by Shareholders if and to the extent they are attributable to such period.

     2.10 Employee Plans. Schedule 2.10 lists each employee benefit plan, pension benefit plan and any other bonus, severance or termination pay, stock option or stock purchase, incentive pay or other similar plan, program or arrangement covering present or former employees of Company which is maintained or contributed to by Company or any Subsidiary (the ,,Plans"). Company and each Subsidiary are in compliance with all applicable laws and regulations relating to the Plans. Except as set forth on Schedule 2.10, no employee has been granted a bonus which is not customary for companies of this type in Germany, or any other share in the results of Company or any Subsidiary in whatever manner calculated nor has any employee received any retirement or pension entitlement against Company or any Subsidiary.

     2.11 Employees. Neither Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its respective employees. Except as set forth on Schedule 2.11, neither Company nor any Subsidiary has any employment contract or other agreement relating to the right of any managing director, employee, or consultant to be employed or engaged by Company or such Subsidiary. Except as set forth on Schedule 2.11, no former or present managing director or employee has any claims against Company or any Subsidiary and there are no liabilities resulting from the termination of any employment contract or such other agreement.

     2.12 Intellectual Properties.

          (a) Ownership. Each of Schedule 2.12(a)(i) and Schedule 2.12(a)(ii) sets forth a true and complete list of all patents, patent applications, registrations, applications for registration, assignments, intellectual property-related contracts (whether written or oral), copyrights, trademarks, trade names, service marks, computer software, trade secrets (including compositions, know-how, drawings, specifications, designs and processes), inventions or other intellectual property rights which are (or were at the time of execution of any Related Agreement) used in the conduct of Company's business (the ,,Company Intellectual Properties") and Mikrocomputer's business (the ,,Mikrocomputer Intellectual Properties"), respectively, at the time of execution of this Agreement or any Related Agreement.

          (b) Adequacy of Technical Documentation. At the time of execution of this Agreement or any Related Agreement, the respective technical and descriptive materials and documentation (other than inventory) relating to the respective IC Programmer Products Business of Company and Mikrocomputer, including without limitation, schematics, parts lists, supplier lists, board layouts, mask works, user manuals and assembly drawings, notes and instructions (the ,,Company Documentation" and ,,Mikrocomputer Documentation," respectively), include the respective source codes, system documentation, bills of material, drawings, statements of principles of operation and schematics related to any of the Company Intellectual Properties and Mikrocomputer Intellectual Properties, as well as any accompanying commentary or explanation.

          (c) Protection; No Infringement. Company and its Subsidiaries have taken reasonable steps and precautions to protect and preserve the confidentiality of all of the trade secrets and confidential information of Company, its Subsidiaries or others entrusted to Company. To the best knowledge of such Shareholder, the operations of Company and its Subsidiaries as conducted at the time of execution of this Agreement or any Related Agreement do (or did) not infringe any copyright, trademark, service mark, trade name, patent rights or any other right of any person, whether registered or unregistered, nor do (or did) they involve the misappropriation of any trade secret of any person. Neither Company nor any Subsidiary has received notice from any person alleging that such infringement or misappropriation has occurred or is continuing.

          (d) Personnel Agreements. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Properties, Mikrocomputer Intellectual Properties, Company Documentation and Mikrocomputer Documentation on behalf of Company or any of its Subsidiaries, as the case may be, either (1) have been party to a ,,work-for-hire" arrangement or agreement with Company or such Subsidiary, as the case may be, in accordance with applicable law, that has accorded Company or such Subsidiary full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising or (2) have executed appropriate instruments of assignment in favor of Company or such Subsidiary, as the case may be, as assignee that have conveyed to Company or such Subsidiary full, effective, and exclusive ownership of all tangible and intangible property thereby arising, in each case subject to the restrictions of applicable law, including the German Act on Inventions by Employees (Arbeitnehmererfindungsgesetz).

          (e) Third-Party Materials and Rights. To the best knowledge of such Shareholder, except as set forth in Schedule 2.12(e)(i) and Schedule 2.12(e)(ii), at the time of execution of this Agreement or any Related Agreement each of Company and Mikrocomputer possesses (or possessed) full right and authority to use all know-how, proprietary information, copyrights, trademarks, patent rights and other proprietary and intellectual properties necessary to the conduct of its respective business as conducted at the time of execution of this Agreement or any Related Agreement, without infringing the rights of others, including without limitation, the Company Intellectual Properties and Mikrocomputer Intellectual Properties, all of which will be (or were) transferred to Purchaser at the time of execution of this Agreement or any Related Agreement free and clear of all Liens, claims, options, or claims of ownership of any person or of any obligation to pay royalties. Except as set forth on Schedule 2.12(e)(i) and Schedule 2.12(e)(ii), at the time of execution of this Agreement or any Related Agreement neither Company nor any Subsidiary has (or had) granted licenses or other rights to any third party (including any employees of Company or any Subsidiary) with respect to the Company Intellectual Properties or Mikrocomputer Intellectual Properties.

     2.13 Assets. At the time of execution of this Agreement or any Related Agreement, Company and its Subsidiaries have (or had) good and marketable title to, or a valid leasehold interest in, or a valid right to use, all material assets and properties (including without limitation, the Company Intellectual Properties, Company Documentation, Mikrocomputer Intellectual Properties and Mikrocomputer Documentation), tangible or intangible, used by it at the time of execution of this Agreement or any Related Agreement, located on its premises or, if applicable, shown on the September Balance Sheet or acquired thereafter, free and clear of all Liens except those indicated on Schedule 2.13 and except for inventory disposed of in the ordinary course of business since the date of the September Balance Sheet. The September Balance Sheet reflects all material assets and properties, tangible or intangible, which are required by Company for its business as conducted at the time of execution of this Agreement or any Related Agreement, except for inventory disposed of in the ordinary course of business since the date of the September Balance Sheet or for retention of title in the ordinary course of business arising under applicable law. Except as set forth on Schedule 2.13, all of Company's material equipment and other tangible assets (whether owned or leased) are in good condition (except for ordinary wear and tear) and are fit for use in the ordinary course of business. Except as set forth on Schedule 2.13, at the time of execution of this Agreement or any Related Agreement, Company shall own (or owned), or have (or had) a valid leasehold interest in, or a valid right to use, all the material assets or rights necessary for the conduct of its business.

     2.14 Compliance with Laws. To the best knowledge of such Shareholder, neither Company nor any Subsidiary has materially violated any applicable law or governmental regulation or requirement, including without limitation, any environmental and securities laws and laws restricting the export of goods and services, and neither Company nor any Subsidiary has received notice of or claim alleging any such material violation.

     2.15 Licenses. Company and each Subsidiary have all licenses, permits, approvals and any similar authority necessary for their respective business operations, and to the best knowledge of such Shareholder, all such licenses are valid and in full force and effect. No violations have been communicated to Company in respect of such licenses. Such Shareholder is not aware of the existence of any facts or circumstances which might constitute any such violations, and no proceeding is pending or, to such Shareholder's best knowledge, threatened toward the revocation, termination or limitation of any such licenses, or the imposition of conditions thereon.

     2.16 Material Agreements. Schedule 2.16 sets forth a true and complete list, at the time of execution of this Agreement or any Related Agreement, of all agreements, understandings, instruments, contracts or proposed transactions, whether written or oral, to which Company or any Subsidiary is (or was) a party or by which it is (or was) bound (i) which individually involve obligations of or payments to Company or any Subsidiary in excess of DM 85,000, or (ii) which will not be (or was not) terminated at the time of execution of this Agreement or any Related Agreement, or in the case of termination, provide (or provided) for liabilities on the part of Company or any Subsidiary, and involve any Shareholder, such Shareholder's relatives within the meaning of
Section 15 of the German Tax Code (Abgabenordnung) or such Shareholder's affiliated companies within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) or (iii) which are (or were) control and profit distribution agreements within the meaning of Section 291 of the German Stock Corporation Act (Aktiengesetz) with any third party (the ,,Contracts"). True and complete copies of all written Contracts (with all supplements and amendments thereto) have been delivered to Purchaser. At the time of execution of this Agreement or any Related Agreement, Company and such Subsidiary, as the case may be, have (or had) complied with all material provisions of the Contracts to which it is (or was) a party, are (or were) not in arrears with respect to any amounts owed thereunder and are (or were) not otherwise in default under any thereof nor has any party asserted that Company or such Subsidiary, as the case may be, is (or was) in default under any thereof, and to the best knowledge of such Shareholder, no condition exists which with the passage of time or the giving of notice would constitute a default under any thereof. Such Shareholder has no knowledge of any breach or anticipated breach by the other parties to any Contract. To the best knowledge of such Shareholder, at the time of execution of this Agreement or any Related Agreement all of the Contracts are (or were) legal, valid, binding, in full force and effect, and enforceable by Company or such Subsidiary in accordance with their respective terms. Except as set forth on Schedule 2.16, execution of this Agreement or any Related Agreement and consummation of the transactions contemplated hereby or thereby shall not give any third party the right to terminate any Contract.

     2.17 Insurance. Schedule 2.17 sets forth a list of each insurance policy maintained by Company and each Subsidiary with respect to its respective properties, assets and business and to the best knowledge of such Shareholder, each such policy is in full force and effect, valid, unchallenged, incontestable and no notice of termination has been given or is expected to be given with respect thereto. Neither Company nor any Subsidiary is in default with respect to its obligations under any such insurance policy and nor has it been denied insurance coverage.

     2.18 Suppliers and Customers. Schedule 2.18 accurately sets forth a list of the top ten suppliers and the top ten customers of Company for the first nine months of 1998. Except as set forth in Schedule 2.18, no material supplier, vendor or service provider of Company or any Subsidiary has given Company notice that it shall stop, or materially decrease the rate of, or materially and adversely change the terms with respect to, supplying materials, products or services to Company or any Subsidiary. Except as set forth on Schedule 2.18, no material customer or distributor of Company or any Subsidiary has given Company or such Subsidiary notice that it shall stop, or materially decrease the rate of, buying any materials, products or services from Company or such Subsidiary. Except as set forth in Schedule 2.18, execution of this Agreement or any Related Agreement and consummation of the transactions contemplated hereby or thereby shall not give any customer, supplier, vendor or service provider the right to terminate any contract or agreement it may have with Company or any Subsidiary.

     2.19 Accounts Receivable. Except as set forth on Schedule 2.19, all of the accounts receivable, net of the reserves applicable thereto, reflected on the September Balance Sheet are good and valid receivables, unchallenged by the debtors thereof and insured by the accounts receivable insurance described in
Schedule 2.17 in accordance with the terms of such insurance.

     2.20 Inventory. The inventory of Company shown on the September Balance Sheet and the inventory of the Company at the date hereof, net of the reserves applicable thereto determined in accordance with GoB and included in the September Balance Sheet, consists of a quantity and quality usable and salable in the ordinary course of business, is not obsolete or damaged, is merchantable and fit for its intended use, and is not defective.

     2.21 Transactions with Affiliates. Except as set forth on Schedule 2.21, there are no loans, leases, agreements, contracts, or other continuing transactions between Company or any Subsidiary and (a) any employee, consultant, shareholder or managing director of Company or any Subsidiary or (b) any individual, corporation, partnership, joint venture, trust, university, unincorporated organization, or a government or any agency or political subdivision thereof owning any capital stock of Company or any Subsidiary or (c) any member of the immediate family of such employee, consultant, shareholder or managing director, or (d) any corporation or other entity controlled by such employee, consultant, shareholder or managing director, or a member of the immediate family of such officer, employee, consultant, director or shareholder (collectively, an ,,Affiliate").

     2.22 No Material Adverse Change. Except as set forth on Schedule 2.22, since the date of the 1997 Balance Sheet, there has not been: (a) any material adverse change in the condition (financial or otherwise), business, assets, liabilities or prospects of Company or any Subsidiary or any material decline in the rate of sales of Company or any Subsidiary; (b) any material damage, destruction or loss of any of the assets of Company or any Subsidiary (whether or not covered by insurance) or any write-down in the value of any material inventory or write-off as uncollectible of any material notes or accounts receivable; (c) any material increase in compensation payable to or for the benefit of or committed to be paid to or for the benefit of, any director, shareholder or officer of Company or any Subsidiary; (d) any modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any material term, condition or provision of any Contract or material license, other than any satisfaction by performance in accordance with the terms thereof; or (e) any action, suit or proceeding pending or threatened wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby or materially and adversely affect the right of Purchaser to own, operate or control Company or any Subsidiary.

     2.23 Indebtedness. Schedule 2.23 sets forth all indebtedness of Company or any Subsidiary as of September 30, 1998, or for which Company or any Subsidiary had commitments at such date. Neither Company nor any Subsidiary is in default with respect to any such indebtedness. To the extent Company or any Subsidiary has granted any security in favor of a third party, such security is only securing debt or obligations of Company or any of its Subsidiaries.

     2.24 Year 2000 Compliance. At the time of execution of this Agreement or any Related Agreement, all computer hardware and software produced by Company or any Subsidiary, including but not limited to system and application programs, files, databases and computer services, the failure or disfunctionality of which would either individually or in the aggregate have a material adverse effect on Company's or any Subsidiary's condition (financial or otherwise), business, assets, liabilities or prospects or any material decline in the rate of sales of Company or any Subsidiary, is Year 2000 compliant. ,,Year 2000 compliant" means that such hardware or software will (a) process date data from at least the years 1900 through 2101 without error or interruption; (b) maintain functionality with respect to the introduction, processing or output of records containing dates falling on or after January 1, 2000; and (c) be interoperable with other Year 2000 compliant hardware or software which may deliver records to, receive records from or interact with such hardware or software in the course of processing data.

     2.25 Brokerage Fees. Other than the fee payable to Alliant Partners pursuant to Section 1.5(a)(iii), no broker's, finder's or financial management fees or commissions will be payable, nor are there similar arrangements in place, with respect to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby based on any agreement, arrangement or understanding with any Shareholder, Company or any Subsidiary.

     2.26 Disclosure. At the time of execution of this Agreement or any Related Agreement, this Agreement, including all Schedules hereto and any certificates and instruments delivered pursuant hereto, when taken as a whole, does (or did) not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

     2.27 Other Agreements. Except as set forth on Schedule 2.27, there are no agreements, understandings, instruments, contracts or proposed transactions, whether written or oral, to which Company or any Subsidiary is a party or by which it is bound which obligate or bind Company or any Subsidiary to supply future products at a discount, accept returns or exchanges of past or future products, or grant allowances or credits with respect to past or future products except in the ordinary course of business consistent with past practices and in accordance with Company's standard return or warranty policy.

3.   FURTHER REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each Shareholder severally, but not jointly, represents and warrants (in the form of selbstandige Garantieversprechen) to Purchaser as follows:

     3.1 Title to Shares. Shareholder is the unrestricted and sole legal and beneficial owner of the Shares set forth in Section 1.1 across from Shareholder's name. Shareholder does hereby transfer to Purchaser good and marketable title to such Shares, free and clear of all Liens. The Shares to be transferred to Purchaser by Shareholder do not constitute all or substantially all of Shareholder's assets within the meaning of Section 419 of the German Civil Code.

     3.2 Corporate Existence and Power. If Shareholder is other than a natural person, such Shareholder is a duly organized and validly existing entity under the laws of France and has all corporate power and authority to conduct its business as now conducted.

     3.3  Authority.

          (a) If Shareholder is other than a natural person, that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Shareholder's power and have been duly authorized by all necessary actions on the part of Shareholder and its shareholders, partners or members. If Shareholder is a natural person, that Shareholder has full power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.

          (b) This Agreement when executed and delivered by each Shareholder is a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to creditors' rights generally and by general equitable principles.

     3.4 No Conflict. The execution, delivery and performance of this Agreement by Shareholder, and the consummation by Shareholder of the transactions contemplated hereby does not and will not (a) contravene or conflict with its formation documents or the internal regulations of Shareholder's management board or (b) contravene or conflict with or constitute a material violation of any provision of any law, rule, regulation, order, judgment, injunction or decree binding upon or applicable to Shareholder or Company or any of its respective property or assets.

     3.5 Actions Pending. There is no action, suit, investigation or legal or administrative proceeding pending or, to the best knowledge of Shareholder, threatened, against Shareholder which would adversely affect Shareholder's performance under this Agreement, and Shareholder is not aware of any events which might form the basis for any such action, suit, investigation or proceeding.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Shareholders as follows:

     4.1 Corporate Existence and Power. Purchaser is a limited liability company duly organized and validly existing under the laws of Germany; has all corporate power and authority to conduct its business as now conducted and as proposed to be conducted; and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except where failure to be so qualified will not, individually or in the aggregate, have any material adverse effect on its financial condition, operations or prospects.

     4.2 Authority. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby by Purchaser are within its corporate power and have been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement when executed and delivered by Purchaser is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to creditors' rights generally and by general equitable principles.

     4.3 No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby does not and will not: (a) contravene or conflict with its articles of association or the internal regulations of Purchaser's management board, (b) contravene or conflict with or constitute a material violation of any provision of any law, rule, regulation, order, judgment, injunction or decree binding upon or applicable to Purchaser or any of its property or assets, (c) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under any provision of any material contract, agreement or understanding binding upon Purchaser or to which Purchaser is a party by which Purchaser or any of its assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or violate any material license, franchise, permit or other similar authorization held by Purchaser, (d) result in the creation or imposition of any material lien, security interest, charge or encumbrance of any nature on any property of Purchaser, or (e) give to others any interest or rights, including rights of termination, acceleration or cancellation, in or respect to any agreement to which Purchaser is a party or by which Purchaser is bound or by which any of its material property or assets are bound.

     4.4 Actions Pending. There is no action, suit, investigation or legal or administrative proceeding pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its property or assets which would adversely affect Purchaser's performance under this Agreement and Purchaser is not aware of any facts which might form the basis for any such action, suit, investigation or proceeding. There are no outstanding orders, judgments, writs or decrees against Purchaser which would adversely affect Purchaser's performance under this Agreement.

     4.5 Brokerage Fees. Other than the fee payable to Alliant Partners pursuant to Section 1.5(a)(iii), no broker's, finder's or financial management fees or commissions will be payable with respect to this Agreement, any Related Agreement or the transactions contemplated hereby or thereby based on any agreement, arrangement or understanding with Purchaser.

     4.6 Receipt of Information. Purchaser has been furnished access to the business records of Company and its Subsidiaries and such additional information and documents as it has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of Shareholder, Company and its Subsidiaries concerning the terms and conditions of this Agreement, the business, operations, market potential, capitalization, financial condition and prospects of Company and its Subsidiaries, and all other matters deemed relevant.

     4.7 DAIO 1997 Revenue. DAIO's total revenue and revenue from continuing operations for its 1997 fiscal year were US$61,096,000 and US$46,284,000, respectively.

     4.8 Taxes. DAIO or Purchaser agrees to pay all taxes due from DAIO and Purchaser relating to this Agreement or the Related Agreements and to cause Company and Mikrocomputer to pay all taxes due from them relating to this Agreement or the Related Agreements, as the case may be.

5.   NON-COMPETITION

     5.1 Non-competition. Until the second anniversary of the date hereof, each Shareholder who is an employee of Company and Mr. Gotz Steudel agrees vis-a-vis Purchaser and Company that such Shareholder will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any person or entity engaged in competition with Company or its Subsidiaries with respect to any product or service sold or activity engaged in by Company or its Subsidiaries at the date hereof, including, without limitation, products or services used in the IC Programmer Products Business in any geographical area in which such product or service is sold or activity is engaged in at the date hereof. Such Shareholder shall be deemed to be connected with such business if such business is carried on by a partnership, corporation or association of which such Shareholder is a partner, shareholder, member or agent, provided that nothing herein shall prevent the purchase or ownership by such Shareholder of shares which constitute less than five percent (5%) of the outstanding equity securities of a publicly-held corporation.

     5.2 Injunctive Relief. Each Shareholder acknowledges that the provisions of Section 5.1 are essential to Purchaser, that Purchaser would not enter into this Agreement if it did not include covenants not to compete or solicit and that damages sustained by Purchaser and its Affiliates as a result of a breach of such covenants cannot be adequately remedied by money damages, and such Shareholder agrees that Purchaser, notwithstanding any other provision of this Agreement, in addition to any other remedy Purchaser may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of Section 5.1. Each Shareholder acknowledges that the covenants in this Section 5 are reasonable.
5.3  Mr. Gotz Steudel.   For the purposes of this Section 5 Mr. Gotz Steudel is
treated like an employee of the Company.

6.   INDEMNIFICATION

     6.1 Indemnification. Each Shareholder agrees to indemnify and hold harmless Purchaser, DAIO and their respective directors, officers, affiliates, successors and assigns (a ,,Purchaser Party") from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by such persons as a result of any breach of the representations, warranties or covenants made by any Shareholder herein or made by Company or Mikrocomputer in the Related Agreements, it being expressly agreed that no tax liability of Company or Mikrocomputer in connection with the amounts paid by Purchaser or DAIO, as the case may be, under the Related Agreements shall give rise to indemnification under this Agreement or any Related Agreement, or to any other claim against Shareholders by a Purchaser Party. Purchaser agrees to indemnify and hold harmless each Shareholder from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, costs of investigation and reasonable attorneys' fees, charges and disbursements) incurred by such Shareholder as a result of any breach of the representations, warranties or covenants made by Purchaser herein.

     6.2 Indemnification Remedies. Claims for indemnification by a Purchaser Party arising from a breach of the representations, warranties or covenants made in this Agreement by Shareholders, other than Section 3 or 5, shall be borne by the Shareholders severally, but not jointly, in accordance with their respective pro rata shareholdings in the aggregate share capital of Company as set forth in Section 1.1 and shall be payable in cash by wire transfer in immediately available funds to an account designated by the Purchaser Party. Claims for indemnification by a Purchaser Party arising from a breach of the representations, warranties or covenants made in Section 3 or 5 shall be borne by the Shareholder or Shareholders responsible for such breach, severally, but not jointly, and shall be payable in cash by wire transfer in immediately available funds to an account designated by the Purchaser Party. Claims for indemnification by a Shareholder or Shareholders arising from a breach of the representations, warranties or covenants made in this Agreement by Purchaser or DAIO shall be borne by Purchaser and shall be payable in cash by wire transfer in immediately available funds to an account designated by Representative.

     6.3 Indemnification Procedure for Third Party Claims. The following procedures shall apply to claims for indemnification brought against a party entitled to indemnification under Section 6.1 arising from a dispute with or a claim asserted by a third party:

          (a) Notice of Indemnification for Third Party Claims. Any party entitled to indemnification under Section 6.1 (,,Indemnified Party") will give written notice to the indemnifying party (,,Indemnifying Party") of any third party claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought by a third party against an Indemnified Party in respect of which indemnification is sought hereunder, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnifying Party exists in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. In the event that the Indemnifying Party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within 15 days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.

          (b) Cooperation; Settlement. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such third party action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such third party action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 6 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any third party claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

          (c) Payment of Indemnification Claims. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the Indemnifying Party may be subject to pursuant to the law. Any payment not made when due shall bear interest from the date of written notice of the amount due at a rate of two percent (2%) above the Diskontsatz of the Deutsche Bundesbank (or any similar interest rate replacing the Diskontsatz).

     6.4 Indemnification Procedure for Other Claims. A claim for indemnification not involving a third party shall be asserted by written notice from the Indemnified Party to the Indemnifying Party.

     6.5  Limitations on Indemnification.

          (a) Threshold Amount. Notwithstanding the provisions of Section 6.1, Shareholders shall not be liable for such losses, damages, liabilities, costs and expenses until such time as the aggregate amount thereof reaches US$75,000 (but then Shareholders shall be liable for the entire US$75,000 plus any such liability in excess of US$75,000), subject to the limitations set forth in Section 6.2 and (b) below.

          (b) Maximum Amount. Notwithstanding the provisions of Section 6.1, the aggregate amount payable by all Indemnifying Parties pursuant to this
Section 6 with respect to all claims for indemnification shall not exceed (i) US$2,500,000 for a breach of Subsection 2.1, 2.2, 2.3(a), 2.4, 2.5, 2.7, 2.12,
3.1, 3.2, 3.3, 3.4(a), 3.5, 4.1, 4.2, 4.3(a) or 4.4 and (ii) US$1,250,000 for a
breach of any other Section or Subsection not listed in (i) above; provided, that the aggregate amount payable by Purchaser, on the one hand, and Shareholders, on the other hand, as the Indemnifying Party pursuant to this
Section 6 shall in no event exceed US$2,500,000 and any payments made by such Indemnifying Party under (i) or (ii) above shall reduce any amount payable by such Indemnifying Party in the future under (i) or (ii) above.

          (c) Statute of Limitations. Claims for breach of the representations and warranties under this Agreement may be made until the first anniversary of the date hereof. As far as claims relate to unpaid taxes and/or social security or other administrative payments, such claims may be made against Shareholders until six (6) months after the final and conclusive assessment of such taxes and/or payments, provided that Purchaser is aware of the assessment, and the foregoing sentence shall not apply.

          (d) Exclusion. Section 460 of the German Civil Code is hereby expressly excluded.

7.   MISCELLANEOUS

     7.1 Publicity. Each Shareholder agrees that no public release or announcement concerning this Agreement, any Related Agreement or the transactions contemplated hereby or thereby shall be issued by such party without the prior consent of Purchaser, such consent not to be unreasonably withheld, except as such release or announcement may be required by applicable law, rules or regulations. Purchaser agrees that no public release or announcement concerning this Agreement, any Related Agreement or the transactions contemplated hereby or thereby shall be issued by it without the prior consent of Representative, such consent not to be unreasonably withheld, except as such release or announcement may be required by applicable law, rules or regulations.

     7.2 Further Assurances. Each Shareholder will from time to time after the date hereof, at Purchaser's request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Purchaser may reasonably request in order more effectively to convey, assign, transfer to, evidence and vest in Purchaser, the Shares or the transactions contemplated hereby or in any Related Agreement.

     7.3  Expenses.

          (a) Except as otherwise specified in this Agreement, each of the parties shall each pay such party's respective expenses, costs and fees (including, without limitation, attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. All expenses, costs and fees (including, without limitation, attorneys' and accountants' fees) incurred by Company or any Subsidiary in connection with the negotiation, preparation, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (the ,,Company Expenses") shall be shared by Shareholders in accordance with the respective pro rata shareholdings in the aggregate share capital of Company of each Shareholder as set forth in Section 1.1, except that all notarization costs for this Agreement and any Related Agreement shall be paid by Purchaser or DAIO.

          (b) Not later than the close of business two (2) business days prior to the date hereof, Company shall have provided to Purchaser an estimate in good faith of the total amount of the Company Expenses (the ,,Estimated Company Expenses") based upon the bills and/or fee estimates provided to Company by Company's attorney(s) and other professionals, if any. Concurrently with the execution of this Agreement, Purchaser shall deduct the Estimated Company Expenses from the consideration payable to Shareholders pursuant to Section 1.4(a). A final account of the Company Expenses shall be made by Purchaser and delivered in writing to Representative. If the Estimated Company Expenses are different from the Company Expenses, then the difference between the Estimated Company Expenses and the Company Expenses shall be paid by Shareholders to Purchaser, or vice versa, as the case may be, in U.S. Dollars within 15 days after Representative's receipt of such final account by certified or cashier's check or wire transfer in immediately available funds.

     7.4 DAIO Guaranty. DAIO hereby guarantees to Shareholders unconditionally, irrevocably and upon first demand all payment obligations of Purchaser in connection with this Agreement and the Related Agreements.

     7.5 Resignations. Concurrent with execution of this Agreement, Shareholders shall provide to Purchaser letters of resignation for all members of Company's advisory board (Beirat), effective as of the date hereof.

     7.6 Modification. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by all parties hereto. No evidence of any waiver or modification shall be offered or received in evidence in any proceedings, arbitration, or litigation between any of the parties arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing and duly executed by all parties hereto. The parties further agree that the provisions of this
Section 7.6 may not be waived except as set forth herein.

     7.7 No Waiver. Failure or delay on the part of any party in exercising any rights, power or privileges under this Agreement shall not be deemed a waiver of any exercise of any right, power or privilege of such party.

     7.8 Binding Effect; Assignment. This Agreement and each Related Agreement to which it is a party shall be binding upon and inure to the benefit of Company, DAIO, each Shareholder and Purchaser and their respective heirs, successors and assigns. No party shall have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein without the prior written consent of the other parties; provided that no consent will be required in connection with any assignment by Purchaser (i) relating to the sale of all or substantially all of DAIO's, Purchaser's or any of their Affiliates' assets, equity interests or business, whether by means of a sale, merger, consolidation, reorganization or other similar transaction or (ii) to an entity controlling, under the control of, or under common control with Purchaser.

     7.9 Survival. All of the representations and warranties set forth in this Agreement or any Related Agreement shall survive the execution and delivery of this Agreement or such Related Agreement, as the case may be, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof or of such Related Agreements, as the case may be (regardless of any investigation, inquiry or examination made by or on behalf of any party, or the acceptance by any party of any delivery of property or any writing delivered hereunder or thereunder).

     7.10 Notices. All notices, demands and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently designate by ten days' advance written notice to the other parties. Communications hereunder shall be deemed to have been received
(i) upon delivery in person, (ii) five days after mailing it by certified mail, return receipt requested and postage prepaid, (iii) the second business day after depositing it with a commercial overnight carrier which provides written verification of delivery or (iv) the day of transmission by telefacsimile if sent before 2:00 p.m. recipient's time (or if the day of transmittal is not a business day for the recipient, the next business day), provided that a copy of such notice is sent on the same day by certified mail, return receipt requested and postage prepaid, with an indication that the original was sent by facsimile and the date of its transmittal.

       To Purchaser:       Data I/O Corporation
                           Attention: President & CEO
                           10525 Willows Road N.E.
                           Redmond, WA
                           U.S.A.
                           Phone: (425) 881-6444
                           Fax: (425) 881-2917

                           CC: General Counsel
                           Phone: (425) 867-6897
                           Fax: (425) 881-2917

     To Shareholders:      Alpha Associes S.A.
                           89 Rue Taitbout
                           75009 Paris FRANCE
                           Phone: 33-(0)-1-53-21-88-88
                           Fax: 33-(0)-1-40-16-43-23


     7.11 Full Understanding. In executing this Agreement, each party fully, completely, and unconditionally acknowledges and agrees that it (a) has had an equal opportunity to participate in drafting this Agreement, (b) has consulted with, and had the advice and counsel of a duly licensed and competent attorney and that it has executed this Agreement after independent investigation, voluntarily and without fraud, duress, or undue influence, (c) expressly consents that this Agreement be given full force and effect according to each and every of its express terms and provisions and (d) agrees that no ambiguity shall be construed against any party based upon a claim that party drafted the applicable language.

     7.12 Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) and the Related Agreements contain all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersede and cancel all other prior agreements, negotiations, correspondence, undertakings, communications and understandings of the parties, whether written or oral, respecting that subject matter.

     7.13 Captions and Construction. Captions in this Agreement are for the convenience of the reader and are not to be considered in the interpretation of the terms.

     7.14 Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

     7.15 Governing Law. This Agreement and any Related Agreement shall be subject to the laws of the Federal Republic of Germany, excluding its laws of its international conflict of law rules and excluding the UN Convention on the International Sale of Goods. If any dispute, controversy or claim arises between the parties out of or in relation to this Agreement or any Related Agreement or concerning the interpretation, enforceability, performance, breach, termination or validity hereof or thereof, including without limitation, this
Section 7.15, the parties shall attempt, by mutual negotiation, to come to a reasonable settlement of the same as soon as possible. If no settlement is reached within 30 days from the first notification of a dispute in writing by either party, the same and all disputes arising from or in connection with this Agreement and the Exhibits and Schedules attached hereto and any Related Agreement shall be subject to the exclusive jurisdiction of the Landgericht Munchen I, as far as legally permissible.

     7.16 German Language. To the extent German terms are used in this Agreemen or any Related Agreement and conflict with the English terms used in this Agreement or such Related Agreement, the German terms shall prevail and take precedence over the English translation.

     7.17 Confidentiality. Each Shareholder agrees that it will, and it will cause its Affiliates to, keep confidential and not disclose or divulge any confidential or proprietary information relating to Company, any of its Subsidiaries, Purchaser or DAIO, including without limitation, financial statements, business plans, designs, programs, know-how, customer lists and other non-public information; provided, however, that Shareholder may disclose such information (a) on a confidential basis to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with this Agreement or the transactions contemplated hereby so long as such consultants and other professionals are subject to confidentiality obligations with respect to such information consistent with this Section 7.17, (b) to any entity controlling, controlled by or under common control with such Shareholder, or to any partner or stockholder of such Shareholder, (c) if and when such information becomes generally known to the public through no wrongful act or omission of such Shareholder or any Affiliate or other person acting on behalf of such Shareholder or (d) as required by applicable law so long as Purchaser is given prior written notice before disclosure if reasonably possible and such Shareholder agrees to use reasonable efforts to cooperate with any attempts made by Purchaser to prevent such disclosure.

     7.18 Taxes. Any and all sales, excise, transfer or similar taxes payable by reason of the sale and transfer of the Shares shall be paid by the party on which the obligation to pay any such taxes is imposed by the statute or ordinance imposing such tax. DAIO acknowledges that the taxes, if any, related to the Related Agreements are liabilities of Company and Mikrocomputer and are being transferred as part of this Agreement.

8.   DEFINITIONS AND ACCOUNTING TERMS

     8.1 Definitions. As used in this Agreement, the following terms shall have the meaning stated in the Section referenced opposite the term:

    Definition                                                  Section

    1997 Balance Sheet                                          2.6(a)
    Affiliate                                                   2.21
    Alpha Payees                                                1.5(a)(i)
    Articles                                                    2.4
    Company                                                     1.1
    Company Documentation                                       2.12(b)
    Company Expenses                                            7.3(a)
    Company Intellectual Properties                             2.12(a)
    Contracts                                                   2.16
    DAIO                                                        Introduction
    Estimated Company Expenses                                  7.3(b)
    Excalibur Technology Purchase Agreement                     Recitals
    Financial Statements                                        2.6(a)
    GoB                                                         1.4(a)
    IC Programmer Products Business                             Recitals
    Indemnified Party                                           6.3(a)
    Indemnifying Party                                          6.3(a)
    Liabilities                                                 1.4(a)
    Liens                                                       2.5
    Mikrocomputer                                               Recitals
    Mikrocomputer Documentation                                 2.12(b)
    Mikrocomputer Intellectual Properties                       2.12(a)
    Plans                                                       2.10
    Purchase Price                                              1.4(a)
    Purchaser                                                   Introduction
    Purchaser Party                                             6.1
    Related Agreements                                          Recitals
    Representative                                              1.4(c)
    September Balance Sheet                                     1.4(a)
    Shareholder(s)                                              Introduction
    Shares                                                      1.2
    Subsidiaries                                                1.4(a)
    Subsidiary Technology Purchase Agreement                    Recitals
    Transfer Value                                              1.4(a)

     8.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GoB consistently applied, and all financial data submitted pursuant to this Agreement, unless otherwise specified, shall be prepared in accordance with GoB.

     Reference is hereby made to all Exhibits and Schedules attached to this present record. All Exhibits and Schedules have been read aloud by the Notary.

     As far as Schedules 2.1(a), 2.1(b), 2.5(b), 2.5(c)(i), 2.5(c)(ii),
2.6(a)(i) as well as 2.6(a)(ii) are concerned, those are contained in a Deed of Reference of today by the acting Notary (Deed Role No. 2-3826/1998) which is hereby referenced as well. The original of that Deed was inspected by the parties. They waive their right to have that Deed read out again and to enclose a copy to this Deed. Schedule 2.6(a)(ii) [SMS Holding GmbH] page 12: 4th line reads as follows: "Decrease in finished good and work in progress DM 138.862,39 instead of DM 45.368,82).

     Neither of the companies own real estate, inheritable building rights or buildings on third party owned real property.

     THIS DEED has been read aloud in the English language by the acting
Notary to the persons appeared, approved by the persons appeared, and signed by the persons appeared and the acting Notary in their own hands as follows:

                 OMITTED EXHIBITS AND SCHEDULES FROM EXHIBIT 2.3

The following Exhibits and Schedules have been omitted from Exhibit 2.3 in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted Exhibit or Schedule to the Commission upon request.

Exhibit Number           Description

1.5(c)(i)                Receipt and Release (Alpha Payees)
1.5(c)(ii)               Receipt and Release (Mrs. Wiltrud Steudel)

Schedule Number          Description

1.4                      Purchase Price Calculation
2.1(a)                   Local Trade Registry Excerpt of Company
2.1(b)                   Articles of Company
2.3                      No Conflict
2.4                      Capitalization
2.5(a)                   Subsidiaries
2.5(b)                   Local Trade Registry Excerpt of Mikrocomputer
2.5(c)(i)                Articles of Mikrocomputer
2.5(c)(ii)               Articles of Each Other Subsidiary
2.6(a)(i)                1997 Balance Sheet and Related Income Statements
2.6(a)(ii)               September Balance Sheet and Related Income Statements
2.6(b)                   Undisclosed Liabilities
2.7                      Actions Pending
2.8                      Required Consents
2.9                      Taxes
2.10                     Employee Plans
2.11                     Employees
2.12(a)(i)               Company Intellectual Properties
2.12(a)(ii)              Mikrocomputer Intellectual Properties
2.12(e)(i)               Company Third Party Materials and Rights
2.12(e)(ii)              Mikrocomputer Third Party Materials and Rights
2.13                     Assets
2.16                     Material Agreements
2.17                     Insurance
2.18                     Suppliers and Customers
2.19                     Accounts Receivable
2.21                     Transactions with Affiliates
2.22                     No Material Adverse Change
2.23                     Indebtedness
2.27                     Other Agreements